Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

Principal Protected Notes Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	3% Minimum Coupon Based Upon the Dow Jones-UBS Commodity IndexSM Due 2014

OFFERING SUMMARY

(Related to the Pricing Supplement No. 2009-MTNDD402 Subject to Completion, Dated May 29, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

May 29, 2009

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3% Minimum Coupon

Principal Protected Notes

Based Upon the Dow Jones-UBS Commodity IndexSM Due 2014

This offering summary contains a summary of the terms and conditions of the 3% Minimum Coupon Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Preliminary Terms” below.

Overview of the Notes

The 3% Minimum Coupon Principal Protected Notes Based Upon the Dow Jones-UBS Commodity IndexSM (the “Notes”) are investments linked to a commodities index offered by Citigroup Funding Inc. and have a maturity of approximately five years. The Notes are 100% principal protected if held to maturity, subject to the credit risk of Citigroup Inc., and will pay a coupon per Coupon Period at a variable rate which will depend upon the closing value of the Dow Jones-UBS Commodity IndexSM (the “Underlying Index”) on every Index Business Day in each Coupon Period but will not be less than 3% per Coupon Period. The term of each Coupon Period will be approximately one year.

For each Coupon Period, if the closing value of the Underlying Index on every Index Business Day during such Coupon Period does not exceed the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date) and the percentage change in the closing value of the Underlying Index from the first Index Business Day of the related Coupon Period through the last Index Business Day of the Coupon Period (the “Index Percentage Change”) is greater than 3%, the Coupon Amount you receive on the related Coupon Payment Date for each $10 Note you hold will be an amount based on the Index Percentage Change and will not be greater than approximately $2.30 to $2.80 (23% to 28% of $10 principal amount per Note) (to be determined on the Pricing Date). If the closing value of the Underlying Index on any Index Business Day during such Coupon Period exceeds the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date) or if the Index Percentage Change is less than or equal to 3%, on the related Coupon Payment Date you will receive $0.30 (3% of $10 principal amount per Note) for each Note you hold.

Some key characteristics of the Notes include:

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Principal Protection. Your initial investment is 100% principal protected, subject to the credit risk of Citigroup Inc., only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Notes to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the last Coupon Amount.

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Periodic Income. A Coupon Amount is payable on July     , 2010; July     , 2011; July     , 2012; July     , 2013; and on the Maturity Date (each a “Coupon Payment Date”). The Coupon Amount payable on each Coupon Payment Date will depend upon the closing value of the Underlying Index during the related Coupon Period, will be based on the Index Percentage Change during such Coupon Period and will not be less than $0.30 (3% of $10 principal amount per Note) per Note nor be greater than approximately $2.30 to $2.80 (23% to 28% of $10 principal amount per Note) per Note (to be determined on the Pricing Date). Thus, for each $10 principal amount Note held, you will receive on each Coupon Payment Date either:

(i) an amount equal to the product of (a) $10 and (b) the Index Percentage Change, if (x) the closing value of the Underlying Index on every Index Business Day during the related Coupon Period is less than or equal to approximately 123% to 128% (to be determined on the Pricing Date) of the applicable Starting Value and (y) the Index Percentage Change is greater than 3%; or

(ii) an amount equal to $0.30 (3% of $10 principal amount per Note), in all other cases.

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The total return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and can be as little as 15% for the approximately five year term of the Notes (on a simple-interest basis) if, during each Coupon Period, the closing value of the Underlying Index exceeds the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date) on any Index Business Day or the Index Percentage Change for such Coupon Period is less than or equal to 3%.

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Limited Participation in Potential Change in Value of the Underlying Index. The Notes allow investors to participate in only a portion of the growth potential of the Underlying Index, up to an increase of approximately 23% to 28% (to be determined on the Pricing Date) from the related Starting Value during each Coupon Period. Additionally, if the closing value of the Underlying Index on any Index Business Day during a Coupon Period exceeds the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date), then instead of participating in the potential appreciation of the Underlying Index, the Coupon Amount payable on the Notes, for the applicable Coupon Period, will be limited to $0.30 (3% of $10 principal amount per Note) per Note.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

Types of Investors

These Notes may be an appropriate investment for the following types of investors:

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Investors looking for exposure to the Underlying Index on a principal-protected basis who expect that the closing value of the Underlying Index on every Index Business Day during each Coupon Period will not exceed the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date);

■	Investors who are willing to earn a fixed return equal to $0.30 (3% of $10 principal amount per Note) per

Note, if the closing value of the Underlying Index on any Index Business Day during each Coupon Period exceeds the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date) or if the Index Percentage Change is less than or equal to 3%;

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Investors who seek to add a commodity index-linked investment to their portfolio for diversification purposes since an investment in the Notes may outperform fixed-income securities in a moderate commodities market environment.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.325 for each $10.000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.300 from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the

Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, a fixed sales commission of $0.300 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

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Preliminary Terms

Security:	3% Minimum Coupon Principal Protected Notes Based Upon the Dow Jones-UBS Commodity IndexSM Due 2014.
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Rating of the Issuer’s Obligations:	As of May 29, 2009, A3/A (Moody’s/S&P) subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page.
Principal Protection:	100% if held on the Maturity Date, subject to the credit risk of Citigroup Inc.
Pricing Date:	June , 2009.
Issue Date:	Approximately three Business Days after the Pricing Date.
Index Business Day:	An Index Business Day means a day, as determined by the Calculation Agent, on which the Underlying Index or any successor index is calculated and published and on which futures contracts comprising more than 80% of the value of the index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.
Business Day	A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.
Final Valuation Date:	Approximately five Index Business Days before the Maturity Date.
Maturity Date:	Approximately five years after the Issue Date.
Issue Price:	$10 per Note.
Underlying Index:	The Dow Jones-UBS Commodity IndexSM.
Maturity Payment:	For each $10 Note, $10 plus the last Coupon Amount.
Coupon Amount:

For each $10 Note:

(i) an amount equal to the product of (a) $10 and (b) the Index Percentage Change, if the closing value of the Underlying Index on every Index Business Day during the related Coupon Period is less than or equal to approximately 123% to 128% (to be determined on the Pricing Date) of the applicable Starting Value and if the Index Percentage Change is greater than 3%; or

(ii) an amount equal to $0.30 (3% of $10 principal amount per Note), in all other cases.

Index Percentage Change:

The Index Percentage Change for each Coupon Period will equal the percentage change in the closing value of the Underlying Index from the first Index Business Day of the related Coupon Period through the last Index Business Day of the Coupon Period, expressed as a percentage:

Ending Value – Starting Value

Starting Value

Starting Value:	The closing value of the Underlying Index on the first Index Business Day of the applicable Coupon Period, as published by Dow Jones & Company, Inc. (or its successor) and UBS Securities LLC (or its successor) and displayed on Reuters Screen page “.DJUBS” and Bloomberg Screen page “DJUBS <INDEX>.”
Ending Value:	The closing value of the Underlying Index on the last Index Business Day of the applicable Coupon Period, as published by Dow Jones & Company, Inc. (or its successor) and UBS Securities LLC (or its successor) and displayed on Reuters Screen page “.DJUBS” and Bloomberg Screen page “DJUBS <INDEX>.”
Coupon Periods:

The first Coupon Period begins at the close of trading on the Pricing Date and ends at the close of trading on June     , 2010.

The second Coupon Period begins at the close of trading on June     , 2010 and ends at the close of trading on June     , 2011.

The third Coupon Period begins at the close of trading on June     , 2011 and ends at the close of trading on June     , 2012.

The fourth Coupon Period begins at the close of trading on June     , 2012 and ends at the close of trading on June     , 2013.

The last Coupon Period begins at the close of trading on June     , 2013, and ends at the close of trading on the Final Valuation Date.

Coupon Payment Dates:	Approximately five Business Days after the last Index Business Day of the applicable Coupon Period.
Listing:	Application will be made to list the Notes on NYSE Arca under the symbol “MKZ.”
Underwriting Discount:	3.25% (including the 3.00% Sales Commission defined below).
Sales Commission Earned:	$0.300 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Sales Concession Granted:	Not to exceed $0.300 (to be determined on the Pricing Date) per Note for each Note sold by a dealer, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets.
Calculation Agent:	Citibank, N.A.
CUSIP:	.

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Benefits of the Notes

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Periodic Income. The Notes will provide investors with a minimum Coupon Amount of at least $0.30 (3% of $10 principal amount per Note) per Note per Coupon Period, and the Coupon Amount payable at the end of each Coupon Period will exceed $0.30 (3% of $10 principal amount per Note) if the closing value of the Underlying Index on every Index Business Day during such Coupon Period does not exceed the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date) and the Index Percentage Change is greater than 3%, but cannot exceed approximately $2.30 to $2.80 (23% to 28% of $10 principal amount per Note) per Note per Coupon Period (to be determined on the Pricing Date).

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Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment in the Notes plus the last Coupon Amount, subject to the credit risk of Citigroup Inc., regardless of the closing value of the Underlying Index at any time, including the Ending Value during any Coupon Period.

■	Diversification Potential. The Notes are linked to the Dow Jones-UBS Commodity IndexSM and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors

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The Return on Your Notes May Be As Little As 3% Per Coupon Period. The Coupon Amount payable on each Coupon Payment Date will depend upon the closing value of the Underlying Index during the applicable Coupon Period, will be based on the Index Percentage Change during such Coupon Period and will not be less than $0.30 (3% of $10 principal amount per Note) per Note nor be greater than approximately $2.30 to $2.80 (23% to 28% of $10 principal amount per Note) per Note (to be determined on the Pricing Date). If (i) the closing value of the Underlying Index on any Index Business Day during the Coupon Period exceeds the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date), or (ii) the Index Percentage Change is less than or equal to 3%, then on the related Coupon Payment Date you will receive $0.30 (3% of $10 principal amount per Note) for each Note you hold. Because of the possibility of a return of 3% per Coupon Period, the Notes may provide less opportunity for return than an investment that would permit you to participate fully in the appreciation of the Underlying Index or an investment in some or all of the futures contracts included in the Underlying Index.

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Appreciation May Be Limited. The Notes allow investors to participate in only a portion of the growth potential of the Underlying Index, up to an increase of approximately 23% to 28% (to be determined on the

Pricing Date) from the related Starting Values during each Coupon Period. Additionally, if the closing value of the Underlying Index on any Index Business Day during a Coupon Period exceeds the related Starting Value by more than approximately 23% to 28% (to be determined on the Pricing Date), then instead of participating in the potential appreciation of the Underlying Index, the return on the Notes, for the applicable Coupon Period, will be limited to the minimum Coupon Amount of $0.30 (3% of $10 principal amount per Note) per Note.

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The Volatility of the Value of the Underlying Index. Volatility is the term used to describe the size and frequency of market fluctuations in the value of the Underlying Index. Because the amount of the Coupon Amount payable on the Notes depends upon the value of the Underlying Index during each Coupon Period and may be based on the related Ending Value of the Underlying Index, the volatility of the value of the Underlying Index may result in your receiving a fixed return of 3% on the Notes for any or all of the Coupon Periods. Although past volatility is not indicative of future volatility, see “Description of the Dow Jones-UBS Commodity IndexSM –Historical Data on the Dow Jones-UBS Commodity IndexSM” in this offering summary for more information on the historical value of the Underlying Index.

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Potential for a Lower Comparable Yield. The Coupon Amount payable for each Coupon Period, which can be as little as $0.30 (3% of $10 principal amount per Note) per Note, will depend on the closing values of the Underlying Index during such Coupon Period and will be based on the Index Percentage Change. As a result, the yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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Relationship to the Underlying Index. You will have no rights against the publishers of the Underlying Index even though the market value of the Notes and the Coupon Amount you receive on a Coupon Payment Date depend on the closing values of the Underlying Index of the related Coupon Period. The index publishers are not involved in the offering of the Notes and have no obligation relating to the Notes. In addition, you will have no ownership rights or other interests in respect of the futures contracts or the commodities included in the Underlying Index.

■	Special Considerations Related to the Dow Jones-UBS Commodity IndexSM

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The Notes are linked to the Dow Jones-UBS Commodity IndexSM and not to the Dow Jones-UBS Commodity Index Total ReturnSM. Thus, the return on the Notes, if any, will not reflect a total return on the index, which would include interest on cash collateral.

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The Notes are not futures contracts and will not be regulated by the Commodity Futures Trading Commission. You will not own or have any beneficial or other legal interest in the futures contracts or commodities underlying the Dow Jones-UBS Commodity IndexSM.

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Market prices of the commodity futures contracts underlying the Dow Jones-UBS Commodity IndexSM are highly volatile and may fluctuate rapidly based on a variety of factors including changes in supply and demand relationships; weather; and domestic and foreign political and economic events and policies. This may in turn result in volatile changes in the value of the Dow Jones-UBS Commodity IndexSM and thus reduce the amount you receive at maturity of the Notes.

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If the market prices for the commodity futures contracts underlying the Dow Jones-UBS Commodity IndexSM cease to be lower in distant delivery months than in nearer delivery months, the value of the Dow Jones-UBS Commodity IndexSM would likely decrease, thus, decreasing the amount you receive at maturity of the Notes.

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The commodity futures contracts that underlie the Dow Jones-UBS Commodity IndexSM are subject to extensive statutes, regulations, and margin requirements. Additionally, the Underlying Index will include commodity contracts on physical commodities on trading facilities located outside the United States. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. The effects of any future regulatory change or of any disruption in foreign market trading on the value of the Notes is impossible to predict, but could be substantial and adverse to your interests as a holder of the Notes.

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Exchange Listing and Secondary Market. Citigroup Funding will apply to list the Notes on NYSE Arca, but a secondary market may not develop or continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

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The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the Dow Jones-UBS Commodity IndexSM, interest rates, disruptions in futures contracts trading, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

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Fees and Conflicts. Citibank N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of one or more of the futures contracts included in the Underlying Index or other instruments, such as options, swaps or futures, based upon the Underlying Index or the futures contracts included in the Underlying Index, by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank N.A.’s role as the Calculation Agent for the Notes may result in a conflict of interest.

■	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

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Description of the Dow Jones-UBS Commodity IndexSM

Unless otherwise stated, we have derived all information regarding the Dow Jones-UBS Commodity IndexSM provided in this offering summary, including its composition, method of calculation and changes in components, from Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS Securities”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS Securities. Dow Jones and UBS Securities are under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones-UBS Commodity IndexSM at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Dow Jones-UBS Commodity IndexSM.

The Dow Jones-UBS Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Dow Jones-UBS Commodity IndexSM. The value of the Dow Jones-UBS Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones-UBS Commodity IndexSM.

The Notes are linked to the Dow Jones-UBS Commodity IndexSM and not the Dow Jones-UBS Commodity Index Total ReturnSM. The Dow Jones-UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index. The Dow Jones-UBS Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-UBS Commodity IndexSM, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

On May 6, 2009, UBS Securities acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity IndexSM became re-branded as the Dow Jones-UBS Commodity IndexSM effective May 7, 2009. The Dow Jones- UBS Commodity IndexSM has an identical methodology to the Dow Jones-AIG Commodity IndexSM and takes the identical form and format of the Dow Jones-AIG Commodity IndexSM. The Dow Jones-UBS Commodity IndexSM was established on July 14, 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The Dow Jones-UBS Commodity IndexSM currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the Dow Jones-UBS Commodity IndexSM for 2009 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones-UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-UBS Commodity IndexSM is calculated daily by Dow Jones, in conjunction with UBS Securities, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones-UBS Commodity IndexSM (based on their relative weightings) to the previous day’s Dow Jones-UBS Commodity IndexSM value. Since the futures contracts included in the Dow Jones-UBS Commodity IndexSM are for physical commodities, they must be rolled periodically according to a fixed schedule in order to maintain exposure to the underlying commodities without taking delivery. The rollover for each contract occurs over a period of five business days during such applicable period.

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Historical Data on the Dow Jones-UBS Commodity IndexSM

Monthly High and Low Closing Values

On May 6, 2009, UBS Securities acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity IndexSM became re-branded as the Dow Jones-UBS Commodity IndexSM effective May 7, 2009. The following table sets forth the high and low closing values of the Dow Jones-UBS Commodity IndexSM for each month in the period from January 2004 through April 2009 as reported on Bloomberg. These historical data on the Dow Jones-UBS

Commodity IndexSM are not indicative of the future performance of the Dow Jones-UBS Commodity IndexSM or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Dow Jones-UBS Commodity IndexSM during any period set forth below is not an indication that the Dow Jones-UBS Commodity IndexSM is more or less likely to increase or decrease at any time during the term of the Notes.

	2004		2005		2006		2007		2008		2009
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
January	142.310	136.818	148.308	142.180	174.224	167.005	166.094	155.880	192.483	181.157	123.458	110.292
February	146.445	137.297	156.886	142.412	172.555	159.726	173.503	163.863	216.462	189.845	113.143	102.551
March	151.691	143.887	165.246	155.779	167.351	158.780	172.328	165.935	219.093	197.334	114.204	101.999
April	151.567	144.194	162.389	151.961	180.014	164.723	174.351	170.830	215.210	199.566	113.763	107.494
May	152.368	146.902	152.610	146.078	187.628	174.572	174.819	170.082	220.410	204.003
June	154.994	143.289	161.403	152.390	178.913	165.352	176.484	168.522	234.115	212.954
July	147.800	144.229	160.175	154.107	179.962	170.890	174.536	168.736	237.953	203.180
August	149.104	142.634	172.158	160.824	179.534	168.868	170.820	161.062	204.346	187.152
September	153.175	140.991	179.069	165.901	170.647	156.587	179.715	166.848	183.773	167.391
October	159.294	152.005	178.816	166.516	169.786	156.075	183.524	172.123	167.484	126.196
November	156.223	149.589	167.611	163.358	175.214	166.163	184.918	177.247	137.628	117.454
December	149.883	141.271	180.240	168.383	174.590	165.755	185.568	176.216	118.201	106.092

On May 28, 2009, the closing value of the Underlying Index was 123.116.

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Historical Graph

The following graph illustrates the historical performance of the Dow Jones-UBS Commodity IndexSM based on the daily closing values from January 5, 2004 through May 28, 2009 using historical data obtained from Bloomberg. Past values of the Dow Jones-UBS Commodity IndexSM are not indicative of future Dow Jones-UBS Commodity IndexSM values.

Additional information on the Underlying Index, including its makeup, method of calculation and changes in its components, is included in the pricing supplement related to this offering under “Description of the Dow Jones-UBS Commodity IndexSM.” All such disclosures in the pricing supplement and the information on the Underlying Index provided in this offering summary are derived from publicly available information. None of Citigroup Funding, Citigroup Inc., or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Notes does not entitle you to any ownership or other interest in respect of the futures contracts or the commodities underlying the Dow Jones-UBS Commodity IndexSM.

License Agreement

“Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Inc.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Citigroup Global Markets Inc. is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity IndexSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Citigroup Global Markets Inc. or the Notes. Dow Jones and UBS Securities have no obligation to take the needs

10  |  PRINCIPAL PROTECTED NOTES

of Citigroup Global Markets Inc. or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-UBS Commodity IndexSM. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Citigroup Global Markets Inc., but which may be similar to and competitive with the Notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity IndexSM Total Return), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Notes.

This pricing supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS INC., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND CITIGROUP GLOBAL MARKETS INC., OTHER THAN UBS AG.

PRINCIPAL PROTECTED NOTES  |  11

Hypothetical Coupon Amounts

The Coupon Amount payable for each Coupon Period, which can be as little as $0.30 (3% of $10 principal amount per Note) per Note, will depend on the closing values of the Underlying Index on every Index Business Day during such Coupon Period and will be based on the Index Percentage Change.

Because the closing value of the Underlying Index may be subject to significant variations during each Coupon Period, it is not possible to present a chart or table illustrating a complete range of possible Coupon Amounts. The examples of hypothetical Coupon Amounts set forth below are intended to illustrate the effect of different Ending Values of the Underlying Index on the return of the Notes for each Coupon Period, which depends on whether there has been a closing value of the Underlying Index on any Index Business Day during such Coupon Period greater than 126% of the related Starting Value and on the Index Percentage Change. All of the hypothetical examples assume an investment in the Notes of $10, that the applicable Starting Value is 120.00, that the threshold for determining whether holders will receive a return based on the Index Percentage Change or the fixed return of 3% is 126% of the applicable Starting Value, that 126% of the applicable

Starting Value is 151.20, that the term of the Coupon Period is one year and that an investment is made on the initial Issue Date and held to the Coupon Payment Date.

As demonstrated by the examples below, if the hypothetical closing value of the Underlying Index on every Index Business Day during each Coupon Period is less than or equal to 151.20, the return for such Coupon Period will be equal to the Index Percentage Change, and so long as the hypothetical applicable Ending Value is greater than the hypothetical applicable Starting Value and the Index Percentage Change is greater than 3%, the Coupon Amount will be greater than $0.30 (3% of $10 principal amount per Note) per Note. If, however, the hypothetical closing value of the Underlying Index on any Index Business Day during any Coupon Period is greater than 151.20, the Coupon Amount for such Coupon Period will be equal to $0.30 (3% of $10 principal amount per Note) per Note, regardless of whether the hypothetical applicable Ending Value is greater than or less than the hypothetical applicable Starting Value. The hypothetical return for each Coupon Period provided in the examples is only relevant to such Coupon Period. A hypothetical return for one Coupon Period is no indication of such return for a subsequent Coupon Period.

Hypothetical Starting Value of the Dow Jones-UBS Commodity IndexSM for Coupon Period	Hypothetical Ending Value of the Dow Jones-UBS Commodity IndexSM for Coupon Period	Hypothetical Index Percentage Change	Hypothetical Coupon Amount Payable
			No Closing Value Above Upside Threshold	A Closing Value Above Upside Threshold
120.00	54.00	-55.0%	3.0%	3.0%
120.00	60.00	-50.0%	3.0%	3.0%
120.00	66.00	-45.0%	3.0%	3.0%
120.00	72.00	-40.0%	3.0%	3.0%
120.00	78.00	-35.0%	3.0%	3.0%
120.00	84.00	-30.0%	3.0%	3.0%
120.00	90.00	-25.0%	3.0%	3.0%
120.00	96.00	-20.0%	3.0%	3.0%
120.00	102.00	-15.0%	3.0%	3.0%
120.00	108.00	-10.0%	3.0%	3.0%
120.00	114.00	-5.0%	3.0%	3.0%
120.00	120.00	0.0%	3.0%	3.0%
120.00	123.60	3.0%	3.0%	3.0%
120.00	126.00	5.0%	5.0%	3.0%
120.00	132.00	10.0%	10.0%	3.0%
120.00	138.00	15.0%	15.0%	3.0%
120.00	144.00	20.0%	20.0%	3.0%
120.00	151.20	26.0%	26.0%	3.0%
120.00	156.00	30.0%	NA	3.0%
120.00	162.00	35.0%	NA	3.0%
120.00	168.00	40.0%	NA	3.0%
120.00	174.00	45.0%	NA	3.0%
120.00	180.00	50.0%	NA	3.0%
120.00	186.00	55.0%	NA	3.0%

12  |  PRINCIPAL PROTECTED NOTES

The examples are for purposes of illustration only. The actual Coupon Amount for each Coupon Period will depend on the actual closing values, the actual applicable Starting Value, the actual applicable Ending Value and the actual threshold for determining whether holders will receive a return based on the Index Percentage Change or the fixed return of 3% and other relevant parameters.

Hypothetical Total Return on the Notes

The total return on the Notes will depend on the Coupon Amount for each of the five Coupon Periods during the term of the Notes. Each Coupon Amount payable for each Coupon Period, which can be as little as $0.30 (3% of $10 principal amount per Note) per Note, will depend on the closing value of the Underlying Index on every Index Business Day during such Coupon Period and will be based on the Index Percentage Change. Because the closing value of the Underlying Index may be subject to significant variations during each Coupon Period, it is not possible to present graphs illustrating a complete range of possible total returns on the Notes. The example of a hypothetical total return on the Notes set forth below is intended to illustrate the effect of different Coupon Amounts on the total return on the Notes, which each depends on whether there has been a closing value of the Underlying Index on any Index Business Day during each Coupon Period greater than 126% of the applicable Starting Value and on the Index Percentage Change. All of the hypothetical examples below assume an investment in the Notes of $10; that the threshold for determining whether holders will receive a return based on the Index Percentage Change during each Coupon Period or the fixed return is 126% of the applicable Starting Value during such Coupon Period; that the term of the Notes is five years and that an investment is made on the initial Issue Date and held to the Maturity Date.

Hypothetical Coupon Period 1: During the first Coupon Period, the closing value of the Underlying Index on every Index Business Day during such Coupon Period is less than or equal to 126% of the applicable Starting Value, and the Index Percentage Change is less than 3%.

■	Starting Value: 120.00

■	Ending Value: 108.00

■	Index Percentage Change: -10.00%

■	Coupon Amount: $0.30 (3% of $10 principal amount per Note) per Note

Hypothetical Coupon Period 2: During the second Coupon Period, the closing value of the Underlying Index on every Index Business Day during such Coupon Period is less than or equal to 126% of the applicable Starting Value, and the Index Percentage Change is greater than 3%.

■	Starting Value: 108.00

■	Ending Value: 129.60

■	Index Percentage Change: 20.00%

■	Coupon Amount: $2.00 (20% of $10 principal amount per Note) per Note

PRINCIPAL PROTECTED NOTES  |  13

Hypothetical Coupon Period 3: During the third Coupon Period, the closing value of the Underlying Index on any Index Business Day during such Coupon Period is greater than 126% of the applicable Starting Value, and the Index Percentage Change is greater than 3%.

■	Starting Value: 129.60

■	Ending Value: 162.00

■	Index Percentage Change: 25.00%

■	Coupon Amount: $0.30 (3% of $10 principal amount per Note) per Note

Hypothetical Coupon Period 4: During the fourth Coupon Period, the closing value of the Underlying Index on any Index Business Day during such Coupon Period is greater than 126% of the applicable Starting Value, and the Index Percentage Change is less than 3%.

■	Starting Value: 162.00

■	Ending Value: 153.90

■	Index Percentage Change: -5.00%

■	Coupon Amount: $0.30 (3% of $10 principal amount per Note) per Note

Hypothetical Coupon Period 5: During the last Coupon Period, the closing value of the Underlying Index on every Index Business Day during such Coupon Period is less than or equal to 126% of the applicable Starting Value, and the Index Percentage Change is less than 3%.

■	Starting Value: 153.90

■	Ending Value: 155.44

■	Index Percentage Change: 1.00%

■	Coupon Amount: $0.30 (3% of $10 principal amount per Note) per Note

Total Return on the Underlying Index (assuming no interest earned on cash collateral):	29.53%
Total Return on the Notes:	32.00% on a simple interest basis

The examples are for purposes of illustration only. The actual total return on the Notes, if any, will depend on the actual Coupon Amount payable on each Coupon Payment Date.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets. Investors should refer to the preliminary pricing supplement related to this offering and the accompanying prospectus supplement for additional information relating to U.S. federal income tax and to their tax advisors to determine tax consequences particular to their situation.

■	Amounts received as contingent coupons on the Notes will be taxable to a U.S. holder as ordinary interest at the time such payments are accrued or received.

■

Any gain or loss upon the sale or disposition of the Note will be capital gain or loss equal to the difference between the amount realized on the sale or disposition and the U.S. holder’s tax basis in such Note. Such gain or loss will be long-term capital gain or loss if the holder has held the Note for more than one year at the time of disposition.

In the case of a holder of the Notes that is not a U.S. person, all payments made with respect to the Notes, if any, and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS Form W-8BEN or substitute form), and such payments or gain are not effectively connected with a U.S. trade or business of such holder, and such gain is not realized by an individual that is present in the United States for 183 days or more in the taxable year of the sale or disposition.

Notes beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor a citizen of the United States should not be subject to U.S. federal estate taxes.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

14  |  PRINCIPAL PROTECTED NOTES

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations

If the closing value of the Underlying Index is not available on any relevant Index Business Day, the Calculation Agent may determine the relevant closing value in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Underlying Index is discontinued, the Calculation Agent may determine the relevant closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the Underlying Index prior to any such discontinuance. You should refer to the sections “Description of the Notes—Coupon Amount,” “—Discontinuance of the Dow Jones-UBS Commodity

IndexSM” and “—Alteration of Method of Calculation” in the related pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

“Dow Jones,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Inc. These service marks have been licensed for use for certain purposes by Citigroup Global Markets Inc. The notes have not been passed on by Dow Jones & Company, Inc., UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates. The notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates and none of Dow Jones & Company, Inc., UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates, makes any warranties or bears any liability with respect to the notes.

PRINCIPAL PROTECTED NOTES  |  15

Notes

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and warrants. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

© 2009 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.